Exhibit 99.1

ARTISAN COMPONENTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	Mar. 31, 2003	Sept. 30, 2002
ASSETS
Current assets:
Cash and cash equivalents	$33,290	$29,159
Marketable securities	22,506	23,085
Accounts receivable, net	16,489	7,232
Prepaid expenses and other current assets	2,525	2,345

Total current assets	74,810	61,821
Property and equipment, net	6,149	3,499
Goodwill, net	34,923	13,741
Purchased intangible assets, net	11,362	2,271
Other assets	1,738	1,116

Total assets	$128,982	$82,448

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,597	$861
Accrued liabilities	6,955	4,081
Deferred revenue, current portion	11,728	5,924

Total current liabilities	22,280	10,866

Deferred revenue	850	812
Other liabilities	1,200	1,610
Deferred tax liability	4,196	—

Total liabilities	28,526	13,288

Stockholders' equity:
Common stock	18	17
Additional paid in capital	107,369	77,170
Stockholders' note receivable	(240)	—
Deferred stock-based compensation	(637)	—
Treasury stock	(1,399)	—
Accumulated deficit	(4,655)	(8,027)

Total stockholders' equity	100,456	69,160

Total liabilities and stockholders' equity	$128,982	$82,448

ARTISAN COMPONENTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	Mar. 31, 2003	Mar. 31, 2002	Mar. 31, 2003	Mar. 31, 2002
Revenue:
License	$13,945	$5,492	$25,914	$11,091
Net royalty	2,177	2,512	4,192	4,481

Total revenue	16,122	8,004	30,106	15,572

Cost of revenue	3,581	1,541	7,487	3,121
Product development	4,756	3,215	7,691	6,118
Sales and marketing	3,226	2,027	6,330	4,071
General and administrative	1,838	594	3,233	1,202
Provision for unused facility lease	—	1,197	—	1,197
In-process research and development	520	—	520	—
Amortization of purchased intangibles	907	492	1,399	984

Total cost and expenses	14,828	9,066	26,660	16,693

Operating income (loss)	1,294	(1,062)	3,446	(1,121)
Other income, net	175	146	378	402

Income (loss) before provision for income taxes	1,469	(916)	3,824	(719)
Provision for income taxes	263	38	453	117

Net income (loss)	$1,206	$(954)	$3,371	$(836)

Net income (loss) per share—basic	$0.07	$(0.06)	$0.19	$(0.05)

Net income (loss) per share—diluted	$0.06	$(0.06)	$0.17	$(0.05)

Shares used in per share calculation—basic	17,831	16,703	17,792	16,613

Shares used in per share calculation—diluted	19,896	16,703	19,803	16,613